Exhibit 10.77

First Amendment

to

Northwest Founder Airline Services Agreement

This First Amendment to the Northwest Founder Airline Services Agreement (this “Amendment”), dated as of May 10, 2004, by and between Worldspan, L.P. (“Worldspan”) and Northwest Airlines, Inc. (“Northwest”) amends the Northwest Founder Airline Services Agreement (the “Agreement”), dated as of June 30, 2003, by and between Worldspan and Northwest.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Agreement provides that Worldspan will provide certain credits to Northwest to be applied against service fee payments due from Northwest to Worldspan under the Agreement;

WHEREAS, Worldspan and Northwest desire to amend the Agreement to provide that, upon consummation of an Initial Public Offering (as defined herein) on or prior to September 30, 2004, the obligations of Worldspan to provide such credits to Northwest shall terminate in exchange for a one-time payment from Worldspan to Northwest, subject to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the agreements, terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Section 4.8 is hereby added to the Agreement to read as follows:

“4.8         Termination of FASA Credits upon an IPO.  From and after the consummation of an Initial Public Offering and Northwest’s receipt of the FASA Credit Termination Payment (as defined below), Section 4.4 hereof and the defined terms utilized therein if such defined terms are not utilized elsewhere in the Agreement shall have no further force and effect and the following provisions of this Section 4.8 shall apply:

(a)           Immediately after consummation of an Initial Public Offering, Worldspan shall pay to Northwest by wire transfer of immediately available funds an amount equal to the FASA Credit Termination Payment.

As used herein, the “FASA Credit Termination Payment” means:

(i) $78,121,056, in the event of an Initial Public Offering in May, 2004,

(ii) $77,415,726, in the event of an Initial Public Offering in June, 2004,

(iii) $76,704,224, in the event of an Initial Public Offering in July, 2004,

(iv) $75,986,498, in the event of an Initial Public Offering in August, 2004, or

(v) $75,262,491, in the event of an Initial Public Offering in September, 2004,

in each case of clauses (i), (ii), (iii),  (iv) or (v), as reduced by:

(A) the amount of any Northwest FASA Credits applicable under Schedule 4.4(a) hereto to any calendar month following the Initial Public Offering and which have been included in invoices by Worldspan under Article 4 of the Agreement relating to periods prior to the Initial Public Offering,

(B) the amount of any Recoupment Amounts which have not, prior to the Initial Public Offering , been reflected in a Current Invoice,

(C) if the FASA Credit Termination Payment is made to Northwest on or prior to September 30, 2004, the amount of any Northwest FASA Claim Amounts which have not, prior to the Initial Public Offering , been reflected in a Current Invoice and have been deposited by Worldspan into the escrow agreement specified in Section 4.4(b)(3) of the Agreement as it was in effect prior to the contingent modifications contemplated by this Section 4.8, and

(D) the Required Escrow Amount (as defined in Section 4.8(c)).

(b)           Upon receipt of the FASA Credit Termination Payment, Northwest shall no longer earn and shall no longer be entitled to any Northwest FASA Credits earned under the Agreement and Worldspan shall have no further rights or obligations under Section 4.4 of the Agreement, including with respect to any Northwest FASA Credits, FASA Credit Excess Amounts, FASA Cash Payments or the Northwest Continuing Payment.

(c)           If the FASA Credit Termination Payment is made to Northwest on or prior to September 30, 2004, a portion of the FASA Credit Termination Payment equal to the Required Escrow Amount (as defined below) will be deposited by Worldspan into the escrow account (the “Escrow Account”) established pursuant to the Worldspan/Northwest Escrow Agreement (as defined below) and such amount will be subject to the terms and conditions of the Worldspan/Northwest Escrow Agreement.  As used herein, the “Required Escrow Amount” means the amount of $20,400,000 less any amounts recouped by Worldspan as a Northwest Indemnity Claim Amount under Section 4.4(b)(2) of the Agreement and deposited by Worldspan into the escrow account established pursuant to the Worldspan/Northwest Indemnity Claim Escrow Agreement (the “Worldspan/Northwest Indemnity Claim Escrow Account”) prior to the Initial Public Offering.  As used herein, the “Worldspan/Northwest Escrow Agreement” means the Worldspan/Northwest Escrow Agreement substantially in the form contained in Schedule 4.8 hereto.  If the FASA Credit Termination Payment is made to Northwest on or prior to September 30, 2004, Worldspan, Worldspan Technologies Inc. (“WTI”) and Northwest agree to execute the Worldspan/Northwest Escrow Agreement prior to such payment.

(d)           Upon the occurrence of a Northwest General Termination, Northwest Bankruptcy FASA Rejection, or termination of this Agreement without cause by Northwest in breach of Section 7.1(b) hereof, each prior to June 30, 2012, Northwest shall pay to Worldspan on a monthly basis commencing at the effective time of such termination until and including June, 2012, an amount in cash equal to the amount listed in Column B as the applicable Northwest FASA Credit for such month on Schedule 4.4(a) hereof.  Any payments due from Northwest pursuant to this Section 4.8(d) shall be made by wire transfer of immediately available funds from Northwest to Worldspan on the first business day of each calendar month following the month in which such termination occurs; provided, however, for the calendar month in which such termination occurs, Northwest shall pay to Worldspan a prorated amount of the Northwest FASA Credit specified for such month in Column B on Schedule 4.4(a) hereto equal to the amount listed on such schedule for such month multiplied by a fraction, the numerator of which is the number of days remaining in such month following the date of termination and the denominator of which is the total number of days in such month.

(e)           As used herein, the “Initial Public Offering” means the initial underwritten sale of common equity interests of WTI, or any affiliate of WTI other than Worldspan (each, and WTI, a “WTI Entity”) to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, with gross proceeds to any one or more WTI Entity of $200,000,000 or more, if immediately thereafter any WTI Entity has publicly held common equity interests listed on a national securities exchange or NASD automated quotation system.”

2.                                       Section 7.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 7.1  Termination Without Cause.

(a)           In the event that an Initial Public Offering is not consummated on or before September 30, 2004, Northwest may terminate this Agreement without cause by giving Worldspan at least one (1) year’s, but not more than two (2) years’, prior written notice of such termination and the date upon which the termination will be effective, which termination effective date may be no earlier than twenty-seven (27) months after the Effective Date; provided, however, that, if the termination results in Northwest having a funding obligation pursuant to Section 1.2(a) of the Worldspan/Northwest Indemnity Claim Escrow Agreement, then the termination shall not be effective unless and until Northwest has performed that funding obligation in full.  This termination notice may be given at any time prior to twenty-seven (27) months after the Effective Date so long as the notice is given within the time period specified above and the termination is not effective prior to twenty-seven (27) months after the Effective Date.

(b)           In the event that an Initial Public Offering is consummated on or before September 30, 2004; Northwest may terminate this Agreement without cause by giving Worldspan at least one (1) year’s, but not more than two (2) years’, prior written notice of such termination and the date upon which the termination will be effective.”

3.                                       The definition of “TTPC” in Schedule 1.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“‘TTPC’ means Travel Transaction Processing Corporation, a Delaware corporation, which changed its name to Worldspan Technologies Inc. in March, 2004.”

4.                                       (a)           Worldspan and WTI each hereby covenants and agrees to comply with Section 9.15  of any Founder Airline Services Agreement between Worldspan and any other Founder Airline and Section 17 of any Worldspan/Delta Indemnity Claim Escrow Agreement, or similar or substitute agreement (the “Non-Discrimination Provisions”) between Worldspan and/or WTI and any other Founder Airline as the Non-Discrimination Provisions may relate to the transactions contemplated by this Amendment and shall, jointly and severally, indemnify, defend and hold harmless Northwest, its officers, directors and Affiliates (each, a “Northwest Indemnitee”), from, and reimburse any Northwest Indemnitee for any Loss arising out of, resulting from or in connection with any claim, action or suit (each, a “Claim”) brought by any third party against any Northwest Indemnitee with respect to the transactions contemplated by this Amendment to the extent resulting from acts or omissions by Worldspan or WTI (including the execution of this Amendment); provided that the indemnification provided under this Section 4 shall not apply to any Claims or Loss to the extent arising out of, resulting from or in connection with any acts or omissions of any Northwest Indemnitee (including with respect to any breach or default by any Northwest Indemnitee of any contract, agreement or instrument applicable to such Northwest Indemnitee); provided further that the foregoing proviso does not apply to the mere fact that Northwest has entered into this Amendment if the Claim is brought by any other Founder Airline or its Affiliate.

(b)           As promptly as practicable, and in any event within 30 days, after any Northwest Indemnitee shall receive any notice of, or otherwise become aware of, the commencement of any Claim or the assertion of any Claim, for which indemnification is provided for under this Section 4 (an “Indemnification Event”), such Northwest Indemnitee shall give written notice (an “Indemnification Claim”) to the party from which such indemnification is (or, under such assumption, could be) sought (an “Indemnifying Party”) describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought; but the failure of the Northwest Indemnitee to give the Indemnification Claim within such time period shall not relieve the Indemnifying Party of any liability hereunder in respect of such Indemnification Event (or the facts or circumstances giving rise thereto) except to the extent that such Indemnifying Party is materially prejudiced or harmed as a consequence of such failure.  The Indemnifying Party shall (whether or not the Northwest Indemnitee is entitled to claim indemnification under this Section 4) be entitled to, and the Northwest Indemnitee shall provide the Indemnifying Party with the right to, participate in, and assume sole control over, the defense and settlement of such Claim (with counsel reasonably satisfactory to the Northwest Indemnitee); provided, however, that (i) the Indemnifying Party or Indemnifying Parties shall (x) provide written notice to the Northwest Indemnitee of its or their election to assume control of the defense of such Claim and (y) have expressly agreed in writing that, as between the Indemnifying Party and the Northwest Indemnitee, the Indemnifying Party shall be solely obligated to satisfy and discharge such Claim, (ii) the Northwest Indemnitee shall be entitled to participate in the defense of such Claim and to employ counsel at its own expense to assist in the handling of such Claim, provided that if there is an actual conflict of interest between the Indemnifying Party and the Northwest Indemnitee, which in the reasonable opinion of counsel to the Northwest Indemnitee would prevent one counsel from representing both the Indemnifying Party and the Northwest Indemnitee in any matter, the Indemnifying Party shall be responsible for all such reasonable counsel expenses of the Northwest Indemnitee, and (iii) the Indemnifying Party shall obtain the prior written approval of the Northwest Indemnitee, which approval shall not be unreasonably withheld or delayed, before entering into any settlement of such Claim or ceasing to defend against such Claim if (x) as a result of such settlement or ceasing to defend, injunctive or other equitable relief would be imposed against the Northwest Indemnitee or (y) in the case of a settlement, the Northwest Indemnitee would not thereby receive from the claimant an unconditional release from all further liability in respect of such Claim.  After written notice by the Indemnifying Party or Indemnifying Parties to the Northwest Indemnitee of its or their election to assume control of the defense of any such Claim, subject to the provisions of the following exceptions, the Indemnifying Party or Indemnifying Parties shall not be liable hereunder to indemnify any Person for any Legal Expenses (as defined below) subsequently incurred in connection therewith.  If the Indemnifying Party or Indemnifying Parties do not assume sole control over the defense or settlement of such Claim as provided in this Section 4 within a reasonable period of time, or, after assuming such control, fails to diligently defend against such Claim in good-faith  (it being agreed that settlement of such Claim does not constitute such a failure to defend) the Northwest Indemnitee shall have the right (as to itself) to defend and, upon obtaining the written consent of the Indemnifying Party if such Indemnifying Party is liable for the Losses with respect to such Claim, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Northwest Indemnitee therefor in accordance with this Section 4.  Notwithstanding the foregoing provisions of this Section 4, the Northwest Indemnitee shall have the right at all times to take over and assume the control (as to itself) of the defense or settlement of any Claim; provided, however, that in such event and if the Northwest Indemnitee has not taken over control of such Claim under the previous sentence the Indemnifying Party or Indemnifying Parties shall cease to have any obligation under this Section 4 in respect of such Claim.  The Indemnifying Party shall not be liable under this Section 4 for any settlement or compromise effected without its consent.

(c)           The Northwest Indemnitee and the Indemnifying Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense of any Claim pursuant to Section 4.  Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Indemnifying Party) with such documentary or other evidence as is then in its or any of its Affiliates’ possession as may reasonably be requested by the other Person for the purpose of defending against any such Claim.

(d)           As used herein, “Legal Expenses” means fees, costs and expenses of any kind incurred by any Northwest Indemnitee and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

5.                                       A new Schedule 4.8 is hereby added to the Agreement in the form of Annex A to this Amendment.

6.                                       Except as expressly provided in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect and are fully binding upon and enforceable against the parties hereto.

7.                                       This Amendment may not be amended or modified except by a written agreement signed by Worldspan and Northwest.

8.                                       This Amendment shall be governed by, and shall be enforced and construed in accordance with, the laws of the State of New York (other than its rules regarding conflicts of laws).

9.                                       This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

WORLDSPAN, L.P.

/s/ Michael S. Wood
By:	Michael S. Wood
Title:	Senior Vice President and Chief Financial Officer

NORTHWEST AIRLINES, INC.

/s/ A. M. Lenza
By:	A. M. Lenza
Title:	V.P., Distribution and E-Commerce

Solely for purposes of Sections 1 and 4 of this Amendment:

WORLDSPAN
TECHNOLOGIES INC.

/s/ Michael S. Wood
By:	Michael S. Wood
Title:	Senior Vice President and Chief Financial Officer